10.  Code of Ethics
Policy
The M•CAM’s Code of Ethics governs the conduct of all persons who are “Access Persons” as that term is defined in the Advisers Act.  M•CAM’s Code of Ethics requires that the following policies be addressed:

a)	setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;

b)	compliance with applicable securities laws;

c)	access persons to periodically report personal securities transactions and holdings, with limited exceptions;

d)	prior approval for any IPO or private placement investments by access persons;

e)	reporting of violations;

f)	delivery and acknowledgement of the Code of Ethics by each supervised person;

g)	reviews and sanctions;

h)	recordkeeping; and,

i)	summary Form ADV disclosure.
Procedures
M•CAM has adopted the following procedures to implement the M•CAM's policy and to ensure that the M•CAM’s policy is observed:

a)	The CCO or his/her designee will review the M•CAM’s Code of Ethics at least annually and will update the Code of Ethics, as may be appropriate.

b)
The CCO or his/her designee will annually distribute the current Code of Ethics to all Supervised Persons within ten (10) days following the fiscal year end and to all new Supervised Persons within ten (10) days following the hire date.

c)
Each Supervised Person must acknowledge receipt of the M•CAM’s Code of Ethics initially upon hire and annually thereafter and return a signed acknowledgement/certification form to the CCO or his/her designee.

d)
The CCO or his/her designee will review monthly all Access Persons' personal transactions/holdings reports. All Access Persons will also comply with Rule 17j-1 of the 1940 Act to avoid conflict of interest and ensure the primacy of shareholders’ interest.

e)
The CCO or his/her designee retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others. He/She will also comply with all recordkeeping requirements as set forth in the 1940 Act.

f)	The M•CAM’s Form ADV, Part 2A, is amended and periodically reviewed by the CCO or his/her designee to appropriately disclose a summary of the M•CAM’s Code of Ethics.

g)	The CCO or his/her designee is responsible for receiving and responding to any Client requests for the M•CAM’s Code of Ethics and maintaining required records.

h)	The CCO is responsible for providing an annual report to the fund board and will deliver this report on time and in good order

ACKNOWLEDGED AND AGREED:
I have read, and I understand the terms of, this Code of Ethics. By:
Name:
Title:
Fund Organization:
Date: